Exhibit 99.1

August 11, 2015

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES SECOND QUARTER
 AND SIX MONTH RESULTS

Cranford, New Jersey  -- August 11, 2015 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) today announced its results for the thirteen and twenty-six week periods ended June 27, 2015.

Tofutti Brands reported net sales for the thirteen weeks ended June 27, 2015 of $3,624,000, an increase of $126,000, or 4%, compared to net sales of $3,498,000 for the thirteen weeks ended June 28, 2014. The increase reflected increased sales in all three of the Company’s food categories, frozen desserts, soy-cheese products and frozen food entrée products. Net sales for the twenty-six week period ended June 27, 2015 were $6,767,000, a decrease of $588,000, or 8%, compared to net sales of $7,355,000 for the twenty-six week period ended June 28, 2014.  Sales in the 2015 twenty-six week period declined in most categories due in great measure to the impact of sales allowance discounts that were approximately $441,000 greater than in the corresponding period in 2014.

The Company’s gross profit and gross profit percentage for the thirteen week period ending June 27, 2015 were approximately $1,076,000 and 30%, respectively, compared to $961,000 and 27%, respectively, for the period ending June 28, 2014. The increase in the gross profit and gross profit percentage in the 2015 thirteen week period was due primarily to the increase in sales and the full implementation of price increases over the last 18 months. The Company’s gross profit and gross profit percentage for the twenty-six week period ending June 27, 2015 were  $1,822,000 and 27%, respectively, compared to $2,251,000 and 31%, respectively, for the period ending June 28, 2014.  The decrease in the Company’s gross profit and gross profit percentage was due primarily to the decrease in sales and the substantial increase in the Company’s promotional allowance programs in the twenty-six weeks ended June 27, 2015.

Operating income for the 2015 thirteen week period was negatively impacted by a non-cash stock-based compensation expense of $113,000 arising from the grant of options. The Company reported a loss of $21,000 before income tax expense of $3,000 for the thirteen week period ended June 27, 2015 resulting in a net loss of $24,000 or $0.00 per share.  The Company did not record any income tax expense for the thirteen week period ended June 28, 2014, which resulted in a net loss of $190,000 or $0.04 per share for the thirteen week period ended June 28, 2014.

The Company reported a loss of $393,000 before income tax expense of $8,000 for the twenty-six week period ended June 27, 2015 compared to a loss of $78,000 before income tax expense of $6,000 for the twenty-six week period ended June 28, 2014. The Company’s net loss for the twenty-six weeks ended June 27, 2015 was $401,000, or $0.08 per share, compared to a net loss of $84,000, or $0.02 per share, for the twenty-six weeks ended June 28, 2014.

As of June 27, 2015, the Company had approximately $185,000 in cash and cash equivalents and its working capital was approximately $2.2 million, compared with approximately $341,000 in cash and cash equivalents and working capital of $2.5 million at December 27, 2014.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “In the second quarter of 2015, we were able to reverse the decline in sales and continue to implement cost-cutting measures to lower operating expenses. We are working hard to improve on our second quarter metrics and look forward to improved results in the coming quarters.”

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz®, Mintz's Blintzes®, and Baked Ravioli and Lasagna, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese®, Sour Supreme® and Better Than Mozzarella and Better Than Ricotta®.  For more information, visit www.tofutti.com.

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended June 27, 2015	Thirteen weeks ended June 28, 2014	Twenty-six weeks ended June 27, 2015	Twenty-six weeks ended June 28, 2014

Net sales	$3,624	$3,498	$6,767	$7,355
Cost of sales	2,548	2,537	4,945	5,104
Gross profit	1,076	961	1,822	2,251
Operating expenses	1,097	1,151	2,215	2,329
Loss before income taxes	(21)	(190)	(393)	(78)
Income tax expense	3	--	8	6
Net loss	$(24)	$(190)	$(401)	$(84)
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154	5,154	5,154
Net loss per common share:
Basic and diluted	$(0.00)	$(0.04)	$(0.08)	$(0.02)

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share figures)

	June 27, 2015	December 27, 2014*
Assets
Current assets:
Cash and cash equivalents	$185	$341
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $326 and $275, respectively	2,185	1,914
Inventories, net of reserve of $150 and $150, respectively	1,613	1,852
Prepaid expenses	32	71
Deferred costs	63	105
Total current assets	4,078	4,283

Fixed assets (net of accumulated depreciation of $5 and $2, respectively)	24	27

Other assets	16	16
	$4,118	$4,326

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable-current	$5	$5
Accounts payable	1,560	1,367
Accrued expenses	198	264
Deferred revenue	70	114
	1,833	1,750

Note payable—long-term	19	22
Total liabilities	1,852	1,772

Commitments and contingencies	--	--

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	--	--
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at June 27, 2015, and 5,153,706 shares at December 27, 2014	52	52
Additional paid-in capital	113	--
Retained earnings	2,101	2,502
Total stockholders’ equity	2,266	2,554
Total liabilities and stockholders’ equity	$4,118	$4,326

*           Derived from audited financial information.